Exhibit 99.1

Powerwave Technologies Reports First Quarter Results

First Quarter Fiscal 2008 Highlights

  Total sales increased 38.3% to $226.3 million, compared to $163.6 million in the prior year first quarter
  Excluding restructuring and impairment charges and intangible asset amortization, pro forma gross margin was 23.7%
  On a pro forma basis, excluding restructuring and impairment charges and intangible asset amortization, achieved net income per share of 1 cent

SANTA ANA, Calif.--(BUSINESS WIRE)--Powerwave Technologies, Inc. (NASDAQ:PWAV) today reported preliminary results for its first quarter ended March 30, 2008. Powerwave had net sales of $226.3 million for its first quarter ended March 30, 2008, compared to first quarter fiscal 2007 revenues of $163.6 million. Powerwave also reported a first quarter GAAP net loss of $14.2 million, which includes non-cash intangible asset amortization charge of $8.7 million, and $5.5 million of restructuring and impairment charges. For the first quarter of 2008, the net loss equates to a basic loss per share of $0.11. This compares to a net loss of $47.1 million, or a loss per share of 36 cents for the prior year period. For the first quarter of fiscal 2008, excluding the restructuring and impairment charges, and intangible asset amortization, on a pro forma basis, Powerwave would have reported net income of $0.8 million, or basic earnings per share of 1 cent.

“We experienced strong demand during the month of March which offset the typical seasonality which we expected during the first quarter of 2008,” stated Ronald Buschur, President and Chief Executive Officer of Powerwave Technologies. “This stronger demand, coupled with the progress we have made in our ongoing restructuring efforts to further reduce our overall cost structure, enabled Powerwave to return to profitability on a pro forma basis for the first quarter. While we are very pleased with reaching this initial profitability goal, we are continuing our focus on driving cost reductions throughout our business. We continue to believe that Powerwave is in an excellent position to build upon and capture the long-term growth opportunities in our markets throughout the world.”

Summary of Significant Items impacting the First Quarter

For the first quarter of 2008, we incurred total restructuring charges of $5.5 million. Restructuring activities during the first quarter primarily included charges related to the consolidation of our Chinese manufacturing locations as well as a charge related to the closure and sale of our Costa Rican manufacturing facility, which was completed in April 2008. In addition, for the first quarter of 2008, we incurred approximately $8.7 million of intangible asset amortization.

The following is a brief summary of the significant items impacting the comparability of per share amounts for the three months ended March 30, 2008. To calculate the per share impact of these significant items, an underlying effective tax rate of 0% was used for both periods and 130.9 million basic shares outstanding was used for the three month period.

Three Months Ended

Summary of Significant Items Impacting Results	March. 30, 2008
(unaudited)
Intangible asset amortization	($0.07)
Restructuring charges	($0.04)
Non-cash SFAS 123R compensation charge	($0.01)

Total	($0.12)

In addition, below is a brief summary of significant items impacting the comparability of the gross margin percentage for the first quarter of 2008 on a GAAP and pro forma basis.

Three Months Ended

March 30, 2008
(unaudited)
GAAP reported gross margin %	18.6%
Add: Pro Forma adjustments
Intangible asset amortization	2.7%
Restructuring charges	2.4%
Pro Forma gross margin %	23.7%

During the first quarter of 2008, our GAAP reported cost of goods sold includes a credit of approximately $1.1 million related to our sale during the first quarter of inventory which was previously determined to be excess and obsolete to our ongoing requirements. The result of these sales during the first quarter was a favorable impact on our cost of goods sold of $1.1 million. This favorable impact on our cost of goods sold increased the gross margin by approximately 0.5%.

First Quarter 2008 Revenue Summary

For the first quarter of 2008, total Americas’ revenues were $86.1 million or approximately 38% of revenues, as compared to $48.1 million or approximately 29% of revenues for the first quarter of 2007. Total sales to customers based in Asia accounted for approximately 28% of revenues or $62.7 million for the first quarter of 2008, compared to 24% of revenues or $38.2 million for the first quarter of 2007. Total Europe, Africa and Middle East revenues for the first quarter of 2008 were $77.5 million or approximately 34% of revenues, as compared to $77.3 million or approximately 47% of revenues for the first quarter of 2007.

For the first quarter of 2008, sales of products within our antenna systems group totaled $51.9 million or 23% of total revenues, sales of products in our base station systems group totaled $152.5 million or 67% of revenues and our coverage systems group totaled $21.9 million or 10% of revenues.

For the first quarter of 2008, Powerwave’s largest customers included Nokia Siemens Networks, which accounted for approximately 29% of revenues, and Alcatel-Lucent, which accounted for approximately 21% of revenues for the quarter. In terms of customer profile for the first quarter of 2008, our total OEM sales accounted for approximately 68% of total revenues and total direct and operator sales accounted for approximately 32% of revenues for the quarter.

In terms of transmission standards, for the first quarter of 2008, 2G and 2.5G standards accounted for approximately 57% of our total revenue, 3G standards accounted for approximately 40% of our total revenue and WiMAX accounted for approximately 3% of our total revenue. We have now included all 3G capable products within the 3G category for this transmission standards breakdown.

Equity Compensation Expense

Powerwave implemented SFAS 123R, share-based payment, effective for the first quarter of fiscal 2006. Accordingly, the results reported herein include approximately $1.3 million of pre-tax compensation expense for the first quarter of 2008, and $1.1 million for the first quarter of fiscal 2007, almost all of which is included in operating expenses. This had the effect of increasing the loss per share for the first quarter of 2008 by 1 cent and increasing the loss per share for the first quarter of fiscal 2007 by 1 cent.

Balance Sheet

At March 30, 2008, Powerwave had total cash and cash equivalents of $86.2 million, which includes restricted cash of $3.2 million. Total net inventories were $94.0 million and net accounts receivable were $255.5 million at March 30, 2008.

Non-GAAP Financial Information

This press release includes certain non-GAAP financial information as defined by the U.S. Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, a reconciliation of this non-GAAP financial information to our financial statements as prepared under generally accepted accounting principles in the United States (GAAP) is included in this press release. Powerwave’s management believes that the presentation of this non-GAAP financial information is useful to our investors and the investment community since it excludes certain non-cash charges and expenses arising from the acquisitions the company has made, including the amortization of certain intangible assets resulting from the purchase accounting valuation of these acquisitions. Also excluded are restructuring charges related to the consolidation of the Company’s manufacturing and engineering facilities as well as the severance costs related to facility closures. Management of Powerwave believes that these items should be excluded when comparing our current operating results with those of prior periods as the restructuring and impairment charges are not indicative of future operating results, and the amortization of intangible assets are non-cash expenses.

Company Background

Powerwave Technologies, Inc., is a global supplier of end-to-end wireless solutions for wireless communications networks. Powerwave designs, manufactures and markets antennas, boosters, combiners, filters, repeaters, multi-carrier RF power amplifiers and tower-mounted amplifiers and advanced coverage solutions, all for use in cellular, PCS, 3G and WiMAX networks throughout the world. Corporate headquarters are located at 1801 E. St. Andrew Place, Santa Ana, Calif. 92705. For more information on Powerwave’s advanced wireless coverage and capacity solutions, please call (888)-PWR-WAVE (797-9283) or visit our web site at www.powerwave.com. Powerwave, Powerwave Technologies and the Powerwave logo are registered trademarks of Powerwave Technologies, Inc.

Attached to this news release are preliminary unaudited consolidated financial statements for the first quarter ended March 30, 2008.

Conference Call

Powerwave is providing a simultaneous Webcast and live dial-in number of its first quarter fiscal 2008 financial results conference call on Monday, May 5, 2008 at 2:00 PM Pacific time. To access this audio Webcast, select the Investor Relations page at www.powerwave.com and select the Powerwave Technologies Q1 earnings conference call. The call will last for approximately 1 hour. To listen to the live call, please call (617) 224-4324 and enter reservation number 34625176. A replay of the Webcast will be available beginning approximately 2 hours after completion of the initial Webcast. Additionally, an audio playback of the conference call will be available at approximately 4:00 PM Pacific time on May 5, 2008 through May 12, 2008 by calling (617) 801-6888 and entering reservation number 76933221.

Forward-Looking Statements

The foregoing statements regarding growth opportunities within the wireless communications infrastructure industry, Powerwave’s ability to capitalize on such opportunities as well as statements regarding increases in demand and our ability to make progress in our restructuring efforts to reduce our overall cost structure are all “forward-looking statements.” These statements reflect Powerwave’s current beliefs and are based on information currently available to Powerwave. All of the “forward-looking statements” are subject to risks and uncertainties which could cause our actual results to differ materially from those projected or implied. Such potential risks and uncertainties include, but are not limited to, in no particular order: our ability to successfully integrate recent acquisitions; delays or cancellations of wireless network capacity expansions and buildouts for both existing 2G and 2.5G networks, 3G and WiMAX networks; consolidation of our customers has reduced demand for our products; our ability to achieve manufacturing cost reductions and operating expense reductions; our ability to generate positive cash flow; the inability to realize anticipated costs savings and synergies from the acquisition of the Wireless Infrastructure Division of Filtronic plc; wireless network operators may decide to not continue to deploy infrastructure equipment in the quantities that we expect; we require continued success in the design of new wireless infrastructure products and such products must be manufacturable and of good quality and reliability; our dependence on single source suppliers for certain key components used in our products exposes us to potential material shortages; our business requires continued favorable business conditions and growth in the wireless communications market. Powerwave also notes that its reported financial performance and period to period comparisons are not necessarily indicative of the results that may be expected in the future and Powerwave believes that such comparisons cannot be relied upon as indicators of future performance. Powerwave also notes that the market price of its Common Stock has exhibited high levels of volatility and therefore may not be suitable for all investors. More detailed information on these and additional factors which could affect Powerwave’s operating and financial results are described in the Company’s Form 10-K for the fiscal year ended December 30, 2007, which is filed with the Securities and Exchange Commission, and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Powerwave urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the Company faces. Additionally, Powerwave undertakes no obligation to publicly release the results of any revisions to these forward-looking statements which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

UNAUDITED - PRELIMINARY POWERWAVE TECHNOLOGIES, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share amounts)

	Three Months Ended (unaudited)
	March 30,	April 1,
	2008	2007
Net sales	$226,302	$163,640
Cost of sales:
Cost of goods	172,764	134,605
Intangible asset amortization	6,110	4,886
Restructuring and impairment charges	5,372	10,521
Total cost of sales	184,246	150,012

Gross profit	42,056	13,628

Operating expenses:
Sales and marketing	12,546	13,597
Research and development	19,672	25,628
General and administrative	15,097	19,309
Intangible asset amortization	2,597	2,920
Restructuring and impairment charges	113	491
Total operating expenses	50,025	61,945

Operating loss	(7,969)	(48,317)

Other income (expense), net	(5,310)	952

Loss before income taxes	(13,279)	(47,365)
Provision for (benefit from) income taxes	968	(235)
Net loss	$(14,247)	$(47,130)
Net loss per share: - basic:	$(0.11)	$(0.36)
- diluted: [1]	$(0.11)	$(0.36)
Weighted average common shares used in computing per share amounts: - basic:	130,927	130,162
- diluted:	130,927	130,162

1 The first quarter 2008 and 2007 loss per share does not include an add back of interest expense costs associated with the assumed conversion of the Company’s outstanding convertible subordinated notes as the effect would be anti-dilutive.

POWERWAVE TECHNOLOGIES, INC. PERCENTAGE OF NET SALES

	Three Months Ended
	(unaudited)
	March 30,	April 1,
	2008	2007
Net sales	100.0%	100.0%
Cost of sales:
Cost of goods	76.3	82.3
Intangible asset amortization	2.7	3.0
Restructuring and impairment charges	2.4	6.4
Total cost of sales	81.4	91.7

Gross profit	18.6	8.3

Operating expenses:
Sales and marketing	5.5	8.3
Research and development	8.7	15.6
General and administrative	6.7	11.8
Intangible asset amortization	1.1	1.8
Restructuring and impairment charges	0.1	0.3
Total operating expenses	22.1	37.8

Operating loss	(3.5)	(29.5)

Other income (expense), net	(2.3)	0.6

Loss before income taxes	(5.8)	(28.9)
Provision for (benefit from) income taxes	0.5	(0.1)
Net loss	(6.3)%	(28.8)%

POWERWAVE TECHNOLOGIES, INC. CONSOLIDATED STATEMENTS OF OPERATIONS RECONCILIATION OF PRO FORMA RESULTS (In thousands, except per share amounts)

	Three Months Ended
	(Unaudited)
			Pro Forma
	March 30,		March 30,
	2008	Adjustments	2008
Net sales	$226,302	-	$226,302
Cost of sales:
Cost of goods	172,764	-	172,764
Intangible asset amortization	6,110	(6,110)[1]	-
Restructuring and impairment charges	5,372	(5,372)[2]	-
Total cost of sales	184,246	(11,482)	172,764
Gross profit	42,056	11,482	53,538
Operating expenses:
Sales and marketing	12,546	-	12,546
Research and development	19,672	-	19,672
General and administrative	15,097	-	15,097
Intangible asset amortization	2,597	(2,597)[1]	-
Restructuring and impairment charges	113	(113)[2]	-
Total operating expenses	50,025	(2,710)	47,315
Operating income (loss)	(7,969)	14,192	6,223
Other income (expense), net	(5,310)	-	(5,310)
Income (Loss) before income taxes	(13,279)	14,192	913
Provision for (benefit from) income taxes	968	(877)[3]	91
Net Income (Loss)	$(14,247)	15,069	$822
Earnings (loss) per share:
- basic:	$(0.11)		$0.01
- diluted:[4]	$(0.11)		$0.01
Weighted average common shares used in computing per share amounts:
- basic:	130,927		130,927
- diluted:	130,927		131,230

1 These costs include the amortization of acquired technology and other identified intangible assets included in cost of goods sold and operating expenses, respectively.

2 These costs include restructuring and impairment charges related to the current restructuring plans included in cost of goods sold and operating expenses, respectively

3 This represents the change in the provision for income taxes related to the preceding pro forma adjustments to arrive at an assumed effective income tax benefit rate of 10% for the 2008 period.

4 Diluted earnings per share do not include the add back of interest expense costs as the effect would be anti-dilutive.

UNAUDITED - PRELIMINARY POWERWAVE TECHNOLOGIES, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands)

	March 30,	December 30,
	2008	2007
	(unaudited)[1]	(see note)[2]
ASSETS:

Cash and cash equivalents	$83,035	$58,151
Restricted cash	3,189	7,366
Accounts receivable, net	255,544	237,657
Inventories, net	94,014	94,310
Property, plant and equipment, net	113,551	113,027
Other assets	482,057	470,583
Total assets	$1,031,390	$981,094

LIABILITIES AND SHAREHOLDERS' EQUITY:

Accounts payable	$162,524	$128,088
Short-term debt	13,617	13,617
Long-term debt	350,000	350,000
Accrued expenses and other liabilities	99,104	106,905
Total shareholders' equity	406,145	382,484
Total liabilities and shareholders’ equity	$1,031,390	$981,094

1 March 30, 2008 balances are preliminary and subject to reclassification adjustments.

2 December 30, 2007 balances were derived from the audited consolidated financial statements.

CONTACT:
Powerwave Technologies, Inc.
Kevin Michaels, 714-466-1608